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                                                              EXHIBIT 99.2

[Rosemore, Inc. Letterhead]

March 29, 2000

STRICTLY CONFIDENTIAL
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Board of Directors of
Crown Central Petroleum Corporation
One North Charles Street Baltimore, Maryland 21201
Attention: Mr. Michael F. Dacey

Ladies and Gentlemen:

In response to your March 24th letter to us, after careful consideration, the Board of Directors of Rosemore, Inc. ("Rosemore") is pleased to submit to you a revised proposal to acquire all of the outstanding shares of Class A and Class B Common Stock of Crown Central Petroleum Corporation (the "Company") for a price of $9.35, payable in cash, for each outstanding share not owned by us. Our proposal has been approved by the Board of Directors of Rosemore, and no other corporate proceeding is necessary on our part. In addition, with the assistance of the Company's representatives we have satisfactorily concluded our due diligence. Our proposal therefore only remains subject to (i) the approval by Company's board of directors, including the unanimous approval of the independent directors, (ii) the approval of the transaction by the Company's shareholders and (iii) the receipt of all necessary government approvals. We have previously submitted to you a form of merger agreement that we are prepared to execute, subject to our satisfaction with the information contained in the disclosure schedule that you supply to us in response to the merger agreement. Based upon our discussions and the discussions of our legal advisors on the merger agreement to this point, we believe that we can resolve all outstanding issues quickly and are prepared to do so. Our proposal will expire at 5:00 p.m., Maryland time on March 31, 2000or at such time as our proposal is rejected by or on behalf of the Company. Please call Mr. Edward L. Rosenberg at Rosemore (410-347-
7090), Mr. Garfield L. Miller III at Aegis Muse Associates (212-245-2552), or Mr. John A. Marzulli, Jr. at Shearman & Sterling (212-848-8590) if you would like to discuss any aspect of our proposal.

                             Sincerely,

                             ROSEMORE, INC.
                             By: /s/ Edward L. Rosenberg
                             -----------------------
                             Name:  Edward L. Rosenberg
                             Title: President and Chief
                             Executive Officer